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                                                                  Exhibit 99.A5g

Exchange of Insureds Agreement
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What does this agreement provide?

This agreement provides for the exchange of this policy for a reissued policy on the life of a substitute insured you designate, subject to the following conditions:

     (1)  this policy and agreement must be in force;

     (2) you must have an insurable interest in the life of the substitute insured;

     (3) we must receive an application for the policy exchange signed by you and the substitute insured;

     (4) you must provide evidence of insurability on the substitute insured which is satisfactory to us.

When will the reissued policy become effective?

Coverage under the reissued policy will become effective on the date of the exchange only if the insured under this policy is then living. This policy will terminate at the end of the day prior to the date of the exchange.

Is evidence of insurability required?

Yes, the policy exchange is subject to current evidence of insurability on the substitute insured which is satisfactory to us.

What will be the face amount of the reissued policy?

The face amount of the reissued policy may not exceed the face amount of this policy on the date of exchange.

What policy form will be available?

The reissued policy will be on the same policy form as this policy. If on the date of exchange we are not issuing this policy form, the reissued policy will be on a similar variable adjustable life policy form we then use. The reissued policy will also have the same policy number as this policy.

What will be the premium rate for the new policy?

Premiums will be based on the sex and the age of the substitute insured on his or her birthday nearest the policy date of the reissued policy.

What will be the policy date of the reissued policy?

The policy date of the reissued policy will be the same as the policy date of this policy. If the substitute insured was not living on the policy date of this policy, the policy date of the reissued policy will be the policy anniversary which follows the substitute insured's date of birth.

What is this policy has an outstanding policy loan?

The reissued policy will be subject to any outstanding policy loans on this policy on the date of the exchange.

86-914 Exchange of Insureds Agreement                      Minnesota Mutual Life
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What if this policy is assigned?

The reissued policy will be subject to any outstanding assignment of this policy on file at our home office on the date of the exchange.

Who will be the beneficiary?

The reissued policy will have the same beneficiary as this policy, unless you request another beneficiary. If you have designated an irrevocable beneficiary on this policy, the written consent of that beneficiary will be required for any policy exchange under this agreement and for any beneficiary change.

Can additional benefit agreements be added to the reissued policy?

Additional benefit agreements may be attached to the reissued policy, but only with our consent.

Will this agreement increase your policy values or policy dividends?

No, this agreement will not increase the policy values of this policy nor will it increase policy dividends.

What is the premium for this agreement?

There is no premium charge for this agreement.

Is this agreement subject to the suicide and incontestable provisions?

Yes, those provisions apply to this agreement. The suicide and contestable periods for the reissued policy will be measured from the effective date of the policy exchange and not from the policy date. If the substitute insured, whether sane or insane, dies by suicide, within two years from the effective date of the policy exchange, our liability under the reissued policy will be limited to an amount equal to the premiums paid for the reissued policy as of the effective date of the policy exchange. After the reissued policy has been in force during the substitute insured's lifetime for two years from the effective date of the policy exchange, we cannot contest the reissued policy, except for the nonpayment of premiums. The reissued policy will show the date from which the suicide and contestable periods will be measured.

When will this agreement terminate?

This agreement will terminate on the date:

     (1) any premium due for this policy remains unpaid at the end of the grace period; or

     (2)  this policy is surrendered or terminates; or

     (3)  this policy is continued as extended term insurance; or

     (4)  we receive your request to cancel this agreement; or

     (5) this policy is exchanged for a new policy under the provisions of this agreement; or

     (6)  of the insured's death.

/s/  Coleman Bloomfield                  /s/  Robert J. Hasling
President                                Secretary